Exhibit 5.5

CONSENT OF QUALIFIED PERSON

1-1760 Regent Street

Sudbury, ON P3E 3Z8

Canada

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Mark Hatton, P. Eng., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of the report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, dated effective February 22, 2021 (the “Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Report and extracts from or a summary of the Report.

Dated at Sudbury, ON: 24 February 2021

/s/ Mark Hatton
Mark Hatton, P. Eng.

Stantec Consulting Ltd.

1-1760 Regent Street, Sudbury, ON Canada

T-705-566-6891